Exhibit 10.11

Purchase Agreement

Party A:

Party B:

Signing location:

Signing Date:

This purchase agreement shall come into effect on [date] by and between (hereinafter referred to as “Party A”) and (hereinafter referred to as “Party B”).

Based on the principles of mutual benefit and common development, Party A and Party B have reached this agreement on an equal and voluntary basis to establish a long-term friendly cooperative relationship, which has equal binding force on both parties.

1. Definition:

1.1 Confidential Information: refers to the confidential information specified in the “Confidentiality Agreement” separately signed by both parties, as well as the confidential information specifically stipulated in this agreement.

1.2 Customized Products: Party A entrusts Party B to produce electronic atomizers through OEM (OEM) production; It refers to the items customized by Party B for production or provided to Party A in accordance with the provisions of the sample acceptance letter or purchase order (PO).

1.3 Purchase Order (PO): refers to the document issued by Party A to Party B in writing for the purchase of products. Unless otherwise specified, all purchase orders issued by Party A (including its affiliates) to Party B shall be deemed as purchase orders under this Agreement.

1.4 Intellectual Property: refers to any and all: (1) copyrights, trademarks, trade names, domain names, goodwill, designs, and patents related to trademarks and trade names;(2) Rights related to innovation, technical know-how, trade secrets, confidential technology, non-technical information, and mask works;(3) Personal rights, including the right to sign, the right to publish, the right to modify, and the right to protect the integrity of the work; And (4) any other industrial property rights, proprietary rights, rights related to “intellectual property” that existed prior to the effective date of this Agreement or subsequently appeared anywhere in the world, and all renewals and extensions of such rights, regardless of whether such rights have been registered with relevant authorities in the relevant jurisdiction.

1.5 Quality Defects: Refers to the corresponding quality problems of Party B’s products caused by their failure to meet quality standards, inadequate design, defects, or similar issues.

1.6 Written form: refers to forms that can tangibly represent the content contained, including but not limited to paper documents, letters, data telegrams (including telegrams, telegrams, faxes, electronic data interchange, email, and WeChat), electronic systems, etc.The purchase specifications, effective orders (POs), and related amendments formulated in accordance with this agreement are an integral part of this agreement and have the same legal effect as this agreement.

2 Agreement Applicable

If there is any conflict between this agreement and its attachments, related work instructions, orders, and other signed documents formed by both parties to fulfill this agreement, the order of conflict shall be:

(1) The price, delivery time, and payment terms in the relevant orders;

(2) The latest ‘Sample Recognition Letter’;

(3) This agreement and its attachments, such as the Confidentiality Agreement, Quality Agreement, Anti Corruption Joint Construction Agreement, etc. In case of any conflict between the terms of this agreement and its attachments, the provisions of this agreement shall prevail;

(4) The remaining terms in the relevant order.

3 Order and product delivery

3.1 The specific product name, model, quantity, price, supply time, and other matters supplied by Party B shall be subject to Party A’s order. The second party predicts and prepares for supply in advance based on the procurement demand plan provided by the first party; The order placed by Party A has legal effect, and Party B shall confirm or provide feedback within two working days. If Party B fails to reply, it shall be deemed as acceptance of the order. The second party shall not unreasonably refuse the order from the first party.

3.2 If Party A needs to cancel or change the order, it shall notify Party B by email, WeChat or other means, and Party B shall promptly cancel or change the relevant raw material orders; If this causes inconvenience to Party B, both parties shall negotiate to resolve it.

3.3 Delivery Time: The “Purchase Order” confirmed by both parties shall prevail (if Party A notifies Party B in writing to change the delivery date, such notice shall prevail).

3.4 Delivery Content:

3.4.1 The products and spare parts agreed upon by both parties in accordance with this agreement and the Purchase Order;

3.4.2 Technical specifications, spare parts, and fixtures related to the product;

3.4.3 Product qualification certification documents (including but not limited to reliability tests, type tests, product and main and key component qualification certificates, etc.).

3.5 Product transportation: The outer packaging box uses K=K reinforced paper to ensure international transportation safety.

3.5.1 If the goods are picked up by Party A, Party A shall issue a delivery note upon receipt, indicating the name of the person picking up the goods, vehicle number, etc. One copy shall be provided to Party B, and the other copy shall be handed over to the person picking up the goods. Party B must verify the accuracy before delivery.

3.5.2 For the products delivered by Party B, Party B shall insure the goods and deliver them to the location and recipient designated by Party A at the agreed time, with all necessary expenses borne by Party B.

3.6 Product Packaging: Party B shall package, transport, and store the products in accordance with national standards, industry standards, international standards, and Party A’s special requirements for product protection, so that the products are protected from any damage during normal transportation and loading and unloading. If the product is damaged due to improper packaging, transportation, or storage, Party B shall bear the responsibility for compensation for the damage, and Party A also has the right to refuse acceptance or return or exchange the goods at any time after discovery.

3.7 Product ownership and risk of damage or loss: Party A takes delivery of the product and transfers it to Party A after it is released from Party B’s warehouse; The products delivered by Party B shall be transferred to Party A after Party A receives and inspects them.

3.8 The second party shall fulfill its delivery obligations on time. If the second party fails to deliver on time due to its own reasons, a fine of 500 yuan shall be imposed for each order. In addition, the second party shall bear all losses caused to the first party due to supply delays, including but not limited to transportation costs, losses caused by the cancellation of orders by the first party’s customers, and third-party retroactive compensation.

3.9 If Party B stops accepting orders for any products or ceases production, support, and maintenance of ordered products, Party B shall notify Party A in writing at least 3 months in advance.

3.10 The second party undertakes to ensure the supply capacity to the first party during the validity period of the agreement. In the event of insufficient production capacity, the second party will prioritize the continuous supply to the first party.

4 Product production and quality requirements

4.1 Both Party A and Party B shall independently and autonomously carry out production management. The production of branded products shall be organized by Party B, and Party A shall have the right to supervise and review.

4.2 Prohibition of Subcontracting and Subcontracting: In addition to the relevant provisions of this agreement, Party B shall personally fulfill the product production obligations under this agreement, and shall not subcontract or subcontract without the prior written consent of Party A.If Party B subcontracts or sub contracts without the consent of Party A, it shall be deemed as a breach of contract by Party B. If Party B causes losses to Party A as a result, Party B shall also bear all economic losses caused to Party A by the breach of contract.

4.3 The products provided by Party B to Party A shall comply with the following standards:

4.3.1 National standards, industry standards, and international standards;

4.3.2 The agreed quality standards and sealed prototype standards for the designated products, including but not limited to the “Quality Standards for Designated Products” confirmed by both parties, product technical specifications, user manuals, etc;

4.4 The first party has confirmed the product, and the second party shall not change any configuration of the product without the prior approval of the first party’s stamped confirmation letter. Otherwise, it shall be deemed that the second party has changed the materials without authorization. In addition to bearing the actual losses incurred by the first party, the second party shall also bear the compensation of RMB 100000 per batch. If any other losses are caused to the first party as a result, the second party shall also bear all compensation. If the second party replaces raw materials or components without the consent of the first party three times in total, the first party has the right to unilaterally terminate this agreement, and the second party shall also bear all economic losses caused to the first party as a result.

4.5 Batch production of branded cooperative products shall be conducted by Party A through sampling testing (in accordance with relevant national and industry sampling ratios), and an inspection report shall be issued along with the batch. The second party understands and agrees that the above-mentioned inspections, tests, etc. conducted by the first party are only used as a qualification recognition for the second party to provide goods to the first party, and cannot be used as the final basis for determining the quality of the products supplied by the second party, nor can they remove the second party’s product quality responsibility.

4.6 If Party B does not raise any written objections to the reasonable issues and rectification suggestions raised by Party A within three days, it shall be deemed as accepting Party A’s opinions. Party B shall implement each item within seven days and notify Party A of the solutions and results; If Party B raises a written objection within three days, and it does not affect Party A’s acceptance of the product, Party B may notify Party A in writing for negotiation and resolution; If the product cannot be accepted by Party A, Party B shall be responsible for organizing a meeting between the senior leaders of both parties within two days and resolving all issues to ensure the normal progress of production.

4.7 The first party may inspect the products and their manufacturing process, the employees of the second party, the production status and hardware facilities, and relevant quality inspection materials at the second party’s location.

4.8 If Party A discovers that Party B’s products are unqualified, Party A may request Party B to reorganize production or rework.

5 Product acceptance

5.1 Acceptance criteria: national standards, industry standards, international standards, branded product quality standards, technical specifications, and user manuals.

5.2 Product acceptance: Follow the requirements of the attached “Supplier Quality Agreement”.

6 Price and Payment

6.1 The first party entrusts the second party to produce electronic atomizers through OEM (OEM) production. The first party utilizes its own marketing network to develop and sell branded products. The second party shall not cooperate with the clients of the first party in any direct or indirect way, and shall not sell, gift or allow others to sell the branded products of the first party.

6.2 The first party is responsible for the material development of the second tier suppliers. The first party provides the BOM cost to the second party. After receiving the order, the second party places the order with the material supplier designated by the first party based on the BOM cost and specification requirements.

6.3 The price of the product will be specified in the order. The order price is in RMB excluding tax.

6.4 In the same period and under similar supply terms, if Party B provides to other users at a lower price (with a usage not greater than that of Party A), Party B shall proactively notify Party A and automatically lower the supply price to Party A, and refund all differential payments made by Party A during this period to Party A.

6.5 After the second party supplies the goods, the first party shall make payment according to the payment terms agreed upon by both parties after the goods are inspected and qualified. Before the payment is made by Party A, Party B shall submit a payment application in writing to Party A, including the completed purchase order, the “delivery note” signed by Party A for the goods in the order, the payment application form, and a valid invoice (INVOICE) for the corresponding amount. The order currency is RMB, and the payment currency is USD. The settlement shall be converted into USD based on the current exchange rate of 9:30 on the day of the Bank of China’s foreign exchange rate.

6.6 Payment method: Monthly settlement within 30 days. The goods that arrive in the United States in the current month will be reconciled from the 1st to the 5th of the following month after being stored, and payment will be made from the 25th to the 30th. If Party A fails to make payment on time three times, Party B has the right to propose changing the payment method to monthly settlement and has the right to extend the delivery time of the remaining goods.

6.7 In order to ensure the security of Party B’s payment, Party B shall designate a dedicated public payment account. If Party B’s information is leaked, forged certificates and seals are used, or payment is fraudulently collected, Party B shall pursue the fraudulent personnel. Party A shall not be held responsible, but Party A may provide relevant information assistance.

Party B shall promise to use the funds exclusively for their designated purposes. The first party shall pay the goods on time, and the second party shall also pay the goods to the second tier supplier designated by the first party to provide services for the first party’s products on time.

7. After sales service

7.1 In the event of a quality liability accident involving a branded product, both Party A and Party B shall first bear joint and several responsibilities for repair, return, and exchange, and then jointly determine the responsible party for the product defect. If it is determined by a third party with testing qualifications that it is caused by Party B, Party B shall bear all responsibilities and compensate Party A for all direct and indirect economic losses suffered as a result, as well as losses caused by the cancellation of the order. For those who cannot determine the responsibility for product defects, both parties shall share the responsibility equally.

7.2 After sales returns and handling of defective products: Follow the requirements of the attached “Supplier Quality Agreement”

8. Intellectual Property

8.1 The second party declares and guarantees that the execution of this agreement and the products delivered under this agreement do not infringe any third-party intellectual property rights, nor do they execute and deliver the products under this agreement in an infringing manner.

8.2 If this agreement involves the use and implementation of intellectual property owned by a third party, Party B shall obtain all intellectual property licenses of such third party at its own expense (including Party A’s right to use and implement such third party’s intellectual property).The second party shall provide the first party with proof of intellectual property source, proof of license for obtaining relevant patents or patent combinations, proof of license fee payment, and other supporting materials, or provide relevant supporting materials to the first party upon request.

8.3 The second party shall protect the first party and its personnel, assignees, contractors, and customers from any compensation, loss, damage, litigation costs, attorney fees, expert fees, costs, expenses, and any other damages of any kind or nature arising from the infringement of any intellectual property rights and/or trade secrets related to the products under this agreement.

8.4 The second party undertakes that under no circumstances shall the second party and its affiliated companies be listed as defendants in any lawsuit against competitors.

8.5 The technology development carried out by Party A using Party B’s agreement products shall belong to Party A, and Party A may dispose of the development results at will, including but not limited to applying for patents, obtaining patent rights, etc.

8.6 The patents of the customized cooperative products developed by Party B belong to Party B. For the special technical requirements and design improvement suggestions proposed by Party A based on this, the patent application rights, patent rights, and other intellectual property rights of the customized cooperative products developed thereby belong to Party A.

8.7 The provisions on intellectual property rights in this article apply to all products purchased by Party A from Party B before the signing of this agreement, and shall not become invalid due to any change, termination, suspension, termination, or revocation of this agreement for any reason.

9. Trademark Usage

If both parties agree to use the trademark of Party A, such as OEM products, Party B can only use it on the products or materials purchased by Party A and their packaging in accordance with the methods and approaches agreed upon by both parties; And Party B can only sell these products and their packaging to Party A. Except for this purpose, Party B shall not use Party A’s trademark for any purpose or in any way.

10. Business secrets

10.1 The second party shall have a confidentiality obligation regarding the trade secrets of the first party obtained or obtained from the first party in the performance of this agreement, whether orally or in writing, except for the confidentiality agreement that the second party’s employees need to know in order to perform this agreement and sign with the second party, which shall not be lower than the standard of this agreement. The second party shall not disclose, deliver or otherwise provide them to any third party.

10.2 Party B shall not directly or indirectly take advantage of the opportunity to contact or transact with Party A, or use Party A’s trade secrets or intellectual property, to engage in any unfair behavior that competes with Party A in the same industry, or to hinder or obstruct potential or actual transactions between Party A and its customers, including but not limited to quoting Party A’s customers for similar services, trading with Party A’s customers, contacting Party A’s customers, or making Party A’s customers aware that the services are provided by Party B. If there is any violation, Party B shall unconditionally pay Party A a penalty of not less than RMB 5 million.

10.3 The second party shall not disclose any confidential information or business/technical information related to this agreement obtained from the first party to anyone at any time, even within five years after the termination of this agreement. Otherwise, Party A has the right to impose a fine on Party B, which shall not be less than RMB 5 million. When requested by Party A, Party B shall return all documents and materials containing such information to Party A.

10.4 Whether this agreement is changed, terminated or rescinded, this clause has legal effect.

11. Integrity and honesty

Refer to the ‘Clean Governance Joint Construction Agreement’

12. Liability for breach of contract

12.1 If Party B violates any provision of this Agreement (collectively referred to as “breach”), Party A has the right to unilaterally terminate any part or all of the order or terminate this Agreement. If Party B causes losses to Party A as a result, Party B shall bear all compensation responsibilities. However, if Party B takes any of the following measures (none of which can be omitted), Party A may not exercise this right:

1 Within one day after Party A notifies Party B, Party B shall propose to Party A a satisfactory remedy for the breach and specific remedial measures;

2 The remedial measures shall be fully implemented within five days from the date of notification by Party A or within the latest time agreed by Party A.

Party B shall not subcontract the ordered products to any third party for manufacturing or processing, otherwise it shall be considered a serious breach of contract by Party B. The second party shall bear unlimited joint and several liability to the first party for the subcontracting of the factory.

12.3 Substantive Breach: The breach of contract by Party B, including but not limited to failure to deliver on time, causing Party A to return the goods, violating confidentiality obligations, privately cooperating with Party A’s customers in transactions, Party B’s joint cooperation with Party A’s employees in placing orders with any third party outside Party A’s system, and other serious breaches that result in Party A’s agreement objectives not being achieved, as well as Party B’s failure to correct or take remedial measures within seven days after being urged by Party A, shall be deemed as a substantive breach of contract. In the event of the above breach of contract, Party A has the right to terminate the order until the termination of this agreement. Party B shall pay Party A a penalty of 30% of the order amount and bear all losses caused to Party A as a result. If Party A entrusts a third party to provide corresponding products or maintenance services as a result, Party B shall, within ten days after being notified by Party A, reimburse Party A for all additional costs and expenses incurred by entrusting the third party to provide services. These costs and expenses can be determined based on the documents and recognition of the third party.

12.4 Suspension of Payment: If Party A has evidence to prove that Party B has violated the provisions of this Agreement, Party A has the right to suspend payment of the unpaid portion that should be paid to Party B under this Agreement until both parties reach an agreement to resolve Party B’s breach of contract or a court judgment is reached. Party A shall then resume payment in accordance with the agreement or judgment, but Party A shall not be required to pay interest or bear any penalty for the suspended payment.

If the above-mentioned liquidated damages are insufficient to compensate for all losses caused to Party A or Party A’s end users due to Party B’s breach of contract, Party B shall further compensate Party A or the end users for their losses. The first party has the right to deduct the above-mentioned liquidated damages and compensation for losses from other payments due to the second party, in addition to deducting the performance bond.

13 Other special matters

The second party shall privately engage in any behavior unrelated to the business of the first party or damaging the interests of the first party with any employee of the first party, such as cooperating with the first party’s business personnel to match the first party’s customer resources and place orders outside the first party’s system, which shall be deemed as a breach of contract. In addition to terminating the payment of all goods to the second party, the second party shall also pay a penalty of not less than 5 million yuan to the first party. If the second party causes other losses to the first party, the second party shall unconditionally assume all compensation responsibilities.

14. Termination of Agreement

If the following situations occur, Party A has the right to terminate the agreement, which does not affect Party A’s right to claim compensation for the losses caused.

1) If Party B delays the performance of the agreement and order, resulting in the inability of Party A to achieve the purpose of the agreement, or if Party B delays the performance of the agreement and fails to perform within seven days after being urged by Party A.

2) The second party has filed for bankruptcy or has been filed for bankruptcy by others.

3) The second party loses its commercial reputation.

15. Defense

In case of any lawsuit or claim against Party A by a third party arising from the violation of the terms of this agreement by Party B and its personnel, Party B shall defend Party A and compensate Party A for the losses suffered as a result, as well as the litigation fees, lawyer fees, and other expenses paid to resolve the dispute.

16. Force Majeure

16.1 If one party is unable to perform the agreement or fully perform the agreement due to force majeure, it may be partially or completely exempted from liability based on the impact of the force majeure. However, the party shall immediately notify the other party by telegram or fax after the occurrence of the event, and send a certificate issued by the relevant government department, notary public or chamber of commerce at the location of the event to the other party by express delivery within 15 days after the event to confirm the existence of force majeure. After the force majeure event is cleared, if the party experiencing the force majeure event is able to continue to perform the agreement, it shall immediately notify the other party by telegram or telex. If the other party agrees to continue performing the agreement, the other party shall continue to perform the agreement.

If force majeure occurs after one party delays performance, it cannot be exempted from liability.

17. General Terms and Conditions

17.1 The revision of this agreement shall be made through a written document signed and stamped by authorized representatives of both parties, which shall be an effective part of this agreement.

17.2 If any provision of this Agreement is determined by a national judicial authority to be unenforceable in some respects, and such unenforceability does not substantially affect the rights of both parties under this Agreement, then the other provisions of this Agreement shall remain in effect.

17.3 The second party shall not provide any remuneration, gifts or other tangible or intangible benefits to the employees and/or family members of the first party who have actual or potential business relationships with them, which shall be deemed as commercial bribery. Once discovered, in addition to terminating the agreement, Party A may also require Party B to pay a penalty of RMB 1 million or 50% of the payment made during the term of this agreement (whichever is higher) as a breach of contract. However, exceptions are made for small advertising gifts given in accordance with commercial practices in commercial transactions.

17.4 The guarantee clause, breach of contract liability clause, intellectual property and confidentiality clause, defense clause, applicable law clause, and arbitration clause of this agreement. Still valid after the termination of this agreement:

17.5 This agreement is made in duplicate, with each party holding one copy, and has equal legal effect.

17.6 This agreement shall come into effect from the date of signature and seal by authorized representatives of both parties.

18. Applicable Law and Dispute Resolution

The establishment, performance, effectiveness, and interpretation of this agreement shall be governed by the laws and regulations of the People’s Republic of China.

Any disputes or controversies arising under this Agreement shall be resolved through friendly and mutually beneficial negotiations between Party A and Party B. If the parties fail to reach a resolution through negotiation, either party may bring a lawsuit to the people’s court with jurisdiction over the location of Party A. The losing party shall bear the litigation costs and legal fees.

Both Party A and Party B shall keep the contents of this agreement confidential, otherwise they shall bear the legal and economic responsibilities arising therefrom.

18.4 By mutual agreement between Party A and Party B, this agreement may be modified and supplemented. The modified and supplemented content shall be signed by both parties as an integral part of the agreement and have the same legal effect as this agreement. If there is a conflict between the content of the supplementary agreement and the content of this agreement, the content of the supplementary agreement shall prevail.

18.5 This agreement shall come into effect from the date of signature and seal by both parties, and shall be valid for 3 years. From MM/DD/2024 to MM/DD/2027.

18.6 This agreement is made in duplicate, with each party holding one copy, both of which have equal legal effect.

Attachment: 1. Overview Table of Party B’s Enterprise 2. Business Registration Certificate of Party B’s Enterprise 3. Procurement Quality Assurance Agreement 4. Quality and Technical Inspection Standards

Party A: ___________	Party B:

Phone:	Phone:

Authorized representative of Party A:	Authorized representative of Party B:

Address:	Address:

Signing Date:	Signing Date: